Leonardo DRS Announces Financial Results for
Fourth Quarter and Full Year 2023

•Revenue: $926 million for the fourth quarter and $2.8 billion for the year
•Net Earnings: $74 million for the fourth quarter and $168 million for the year
•Adjusted EBITDA: $131 million for the fourth quarter and $324 million for the year
•Diluted EPS: $0.28 for the fourth quarter and $0.64 for the year
•Adjusted Diluted EPS: $0.31 for the fourth quarter and $0.73 for the year
•Bookings: $1.0 billion for the fourth quarter and $3.5 billion for the year (book-to-bill ratio of 1.2)
•Backlog: A new company record of $7.8 billion, up 82% from prior year
•Initiates 2024 guidance
•Commences a three-year, approximately $120 million net capital investment to build a state-of-the-art naval propulsion manufacturing and test facility near Charleston, South Carolina
•Confirms March 14, 2024 at Nasdaq MarketSite in New York City for Investor Day

ARLINGTON, Va., (BUSINESS WIRE) February 27, 2024 — Leonardo DRS, Inc. (Nasdaq: DRS), a leading provider of advanced defense technologies, today reported financial results for the fourth quarter and full year ended December 31, 2023.

CEO Commentary
“We delivered solid 2023 financial results, which continue to demonstrate the strength of our portfolio and the clear customer demand for our technologies. I am incredibly proud of the tremendous effort from the entire team to execute for our customers, drive innovation and deliver excellent financial performance for shareholders. In 2024, we are maintaining steadfast focus on increasing long-term shareholder value by delivering consistent revenue growth, margin expansion and solid free cash generation,” said Bill Lynn, Chairman and CEO of Leonardo DRS.

Summary Financial Results

(In millions, except per share amounts)	Fourth Quarter			Full Year
	2023	2022	Change	2023	2022	Change
Revenues	$926	$820	13%	$2,826	$2,693	5%

Net Earnings	$74	$65	14%	$168	$405	(59%)
Diluted WASO	265.700	229.045		264.175	215.133
Diluted Earnings Per Share (EPS)	$0.28	$0.28	—%	$0.64	$1.88	(66%)

Non-GAAP Financial Measures (1)
Adjusted EBITDA	$131	$120	9%	$324	$318	2%
Adjusted EBITDA Margin	14.1%	14.7%	(60) bps	11.5%	11.8%	(30) bps

Adjusted Net Earnings	$83	$81	2%	$194	$179	8%
Adjusted Diluted EPS	$0.31	$0.35	(11%)	$0.73	$0.83	(12%)

(1) The company reports its financials in accordance with U.S. generally accepted accounting principles (“GAAP”). Information about the company’s use of non-GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with U.S. GAAP, is provided under "Non-GAAP Financial Measures."

Revenue growth for the fourth quarter was up 13% compared to 2022. Quarterly revenues benefited from strong contribution from multi-mission advanced sensing as well as naval and ground network computing programs.

For the full year, total revenue growth was 5% compared to 2022 and reflects a several point net divestiture headwind. Growth drivers for the year were broad based and included increases on programs related to electric power and propulsion, multi-mission advanced sensing, specifically programs utilizing the company’s capabilities in tactical radars, electronic warfare, tactical communications and lasers as well as naval network computing.

Higher volume drove year-over-year adjusted EBITDA growth in the fourth quarter. However, higher volumes were primarily offset by higher general and administrative expenses from increased public company costs and investments in research and development resulting in adjusted EBITDA margin contraction in Q4.

For the full year, higher volume resulted in adjusted EBITDA growth compared to 2022. However, inflationary impacts and increased general and administrative expenses (from higher public company costs and investments in research and development) were headwinds that factored into the adjusted EBITDA margin decline for the year.

Strong operating performance translated to net earnings growth of 14% compared to Q4 2022. The full year decrease in 2023 is primarily attributable to the $275 million one-time net (after tax) gain related to the divestitures of the Global Enterprise Solutions (GES) business and the Advanced Acoustics Concepts Joint Venture recorded in 2022.

Quarterly adjusted net earnings growth was 2%, which reflects a higher tax burden and increased interest expense compared to Q4 2022. For the year, adjusted net earnings increased 8% due to strong core operational performance aided by lower taxes which were offset by higher depreciation.

The increased share count from our all-stock merger with RADA impacted both diluted EPS and adjusted diluted EPS compares for the quarter and full year.

Cash Flow and Balance Sheet
Net cash flow generated by operating activities was $515 million for the fourth quarter and $205 million for the full year. Consistent with the historical patterns of the business, the company generated exceptional free cash flow in the fourth quarter of $494 million and full year free cash flow was $159 million.

At year end, the balance sheet had $467 million of cash and $214 million of outstanding borrowings under the company’s credit facility, which provides the company with sufficient financial capacity to deploy capital for growth, while maintaining a healthy balance sheet.

Bookings and Backlog

(Dollars in millions)	Fourth Quarter		Full Year
	2023	2022	2023	2022
Bookings	$1,014	$852	$3,516	$3,156
Book-to-Bill	1.1x	1.0x	1.2x	1.2x
Backlog	$7,751	$4,269	$7,751	$4,269

The company received $1.0 billion in new funded awards during the fourth quarter and $3.5 billion for the full year. Strong customer demand for Leonardo DRS solutions in naval and ground network computing, electric power and propulsion and multi-mission advanced sensing drove bookings in the fourth quarter and the full year. Healthy, broad based demand throughout 2023 combined with the remaining seven boat contract for our Columbia Class electric power and propulsion system valued at over $3 billion resulted in a backlog increase of 82% to a record $7.8 billion.

Segment Results
Advanced Sensing and Computing (“ASC”) Segment

(Dollars in millions)	Fourth Quarter			Full Year
	2023	2022	Change	2023	2022	Change
Revenues	$605	$485	25%	$1,831	$1,733	6%
Adjusted EBITDA	$94	$74	27%	$215	$199	8%
Adjusted EBITDA Margin	15.5%	15.3%	20 bps	11.7%	11.5%	20 bps
Bookings	$614	$402		$2,307	$1,975
Book-to-Bill	1.0x	0.8x		1.3x	1.1x

The increased demand for naval and ground network computing as well as multi-domain infrared sensing systems drove bookings for ASC in the fourth quarter and 2023.

ASC revenues were up for the fourth quarter and the full year. Quarterly and full year revenues were bolstered by growth on advanced sensing programs related to tactical radars, tactical communications, lasers and electronic warfare as well naval network computing.

Adjusted EBITDA and adjusted EBITDA margins increased primarily due to higher volume and better mix for the fourth quarter and full year.

Integrated Mission Systems (“IMS”) Segment

(Dollars in millions)	Fourth Quarter			Full Year
	2023	2022	Change	2023	2022	Change
Revenues	$329	$349	(6%)	$1,021	$983	4%
Adjusted EBITDA	$37	$46	(20%)	$109	$119	(8%)
Adjusted EBITDA Margin	11.2%	13.2%	(200) bps	10.7%	12.1%	(140) bps
Bookings	$400	$450		$1,209	$1,181
Book-to-Bill	1.2x	1.3x		1.2x	1.2x

IMS bookings for the fourth quarter and full year were primarily driven by strong demand for the company’s electric power and propulsion technologies.

Program timing on ground systems integration efforts drove the quarterly revenue decline. For the full year, strong contribution from electric power and propulsion programs drove growth.

Adjusted EBITDA and adjusted EBITDA margin declined in the fourth quarter due to lower volume and less favorable mix. For the full year, adjusted EBITDA was down and adjusted EBITDA margins contracted due to unfavorable mix and higher general and administrative costs.

2024 Guidance
Leonardo DRS is initiating 2024 guidance as specified in the table below:

Measure	2024 Guidance	2023 Results
Revenue	$2,925 million - $3,025 million	$2,826 million
Adjusted EBITDA	$365 million - $390 million	$324 million
Tax Rate	22.5%	12.5%
Diluted Shares Outstanding	268.0 million	264.2 million
Adjusted Diluted EPS	$0.74 - $0.82	$0.73

Additionally, the company expects the new coastal facility investment to increase capital expenditures for 2024 and reduce free cash flow conversion of adjusted net earnings to approximately 80% for the year.

The company does not provide a reconciliation of forward-looking adjusted EBITDA and adjusted diluted EPS due to the inherent difficulty in forecasting and quantifying the adjustments that are necessary to calculate such non-GAAP measures without unreasonable effort. Material changes to any one of these items could have a significant effect on future GAAP results.

Conference Call
Leonardo DRS management will host a conference call beginning at 10:00 a.m. ET on February 27, 2024 to discuss the financial results for its fourth quarter and full year 2023.

A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leonardo DRS Investor Relations website (https://investors.leonardodrs.com).

A replay of the conference call will be available on the Leonardo DRS website approximately 2 hours after the conclusion of the conference call.

Investor Day Reminder
As previously announced, Leonardo DRS management will host its investor day on March 14, 2024 beginning at 9:00 a.m. ET to discuss the company’s differentiated portfolio, strategic priorities, operations and growth outlook. Participants will have an opportunity to engage management during a question and answer session as well as further discuss the company at lunch following the formal presentation.

If you have not already done so, analysts and institutional investors interested in attending should contact Steve Vather at Stephen.Vather@drs.com to preregister. Please note that preregistration is required for in-person attendance.

The live audio broadcast as well as a replay of the investor day with corresponding press release and supplemental information will be available on the company’s investor relations website.

About Leonardo DRS
Headquartered in Arlington, VA, Leonardo DRS, Inc. is an innovative and agile provider of advanced defense technology to U.S. national security customers and allies around the world. We specialize in the design, development and manufacture of advanced sensing, network computing, force protection, and electric power and propulsion, and other leading mission-critical technologies. Our innovative people are leading the way in developing disruptive technologies for autonomous, dynamic, interconnected, and multi-domain capabilities to defend against new and emerging threats. For more information and to learn more about our full range of capabilities, visit www.LeonardoDRS.com.

Leonardo DRS Contacts

Investors	Media
Steve Vather	Michael Mount
VP, Investor Relations & Corporate Finance	VP, Communications & Public Affairs
+1 703 409 2906	+1 571 447 4624
stephen.vather@drs.com	mmount@drs.com

Forward-Looking Statements
In this press release, when using the terms the “company”, “DRS”, “we”, “us” and “our,” unless otherwise indicated or the context otherwise requires, we are referring to Leonardo DRS, Inc. This press release contains forward-looking statements and cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “strives,” “targets,” “projects,” “guidance,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial goals, financial position, results of operations, cash flows, prospects, strategies or expectations, and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if future performance and outcomes are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: disruptions or deteriorations in our relationship with the relevant agencies of the U.S. government, as well as any failure to pass routine audits or otherwise comply with governmental requirements including those related to security clearance or procurement rules, including the False Claims Act; significant delays or reductions in appropriations for our programs and changes in U.S. government priorities and spending levels more broadly; any failure to comply with the proxy agreement with the U.S. Department of Defense; our relationships with other industry participants, including any contractual disputes or the inability of our key suppliers to timely deliver our components, parts or services; failure to properly contain a global pandemic in a timely manner could materially affect how we and our business partners operate; the effect of inflation on our supply chain and/or our labor costs; our mix of fixed-price, cost-plus and time-and-material type contracts and any resulting impact on our cash flows due to cost overruns; failure to properly comply with various covenants of the agreements governing our debt could negatively impact our business; our dependence on U.S. government contracts, which often are only partially funded and are subject to immediate termination, some of which are classified, and the concentration of our customer base in the U.S. defense industry; our use of estimates in pricing and accounting for many of our programs that are inherently uncertain and which may not prove to be accurate; our ability to realize the full value of our backlog; our ability to predict future capital needs or to obtain additional financing if we need it; our ability to respond to the rapid technological changes in the markets in which we compete; the effect of global and regional economic downturns and rising interest rates; our ability to meet the requirements of being a public company; our ability to maintain an effective system of internal control over financial reporting; our inability to appropriately manage our inventory; our inability to fully realize the value of our total estimated contract value or bookings; our ability to compete efficiently, including due to U.S. government organizational conflict of interest rules which may limit new contract opportunities or require us to wind down existing contracts; our relationships with other industry participants, including any contractual disputes or the inability of our key suppliers to timely deliver our components, parts or services; preferences for set-asides for minority-owned, small and small disadvantaged businesses could impact our ability to be a prime contractor; any failure to meet our contractual obligations including due to potential impacts to our business from supply chain risks, such as longer lead times and shortages of electronics and other components; any security breach, including any cyber-attack, cyber intrusion, insider threat, or other significant disruption of our IT networks and related systems, or those of our customers, suppliers, vendors, subcontractors, partners, or other third parties, as well as any act of terrorism or other threat to our physical security and personnel; our ability to fully exploit or obtain patents or other intellectual property protections necessary to secure our proprietary technology, including our ability to avoid infringing upon the intellectual property of third parties or prevent third parties from infringing upon our own intellectual property; the conduct of our employees, agents, affiliates, subcontractors, suppliers, business partners or joint ventures in which we participate which may impact our reputation and ability to do business; our compliance with environmental laws and regulations, and any environmental liabilities that may affect our reputation or financial position; the outcome of litigation, arbitration, investigations, claims, disputes, enforcement actions and other legal proceedings in which we are involved; various geopolitical and economic factors, laws and regulations including the Foreign Corrupt Practices Act, the Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations, and those that we are exposed to as a result of our international business, including their impact on our ability to access certain raw materials; geopolitical conflicts, including the war in Israel have the potential to evolve quickly creating uncertainty in the world and broader Middle East region specifically, along with the potential for disruptions to our Israeli operations including but not limited to workforce calls for duty, transportation and other logistical impacts and reduced customer confidence; our ability to obtain export licenses necessary to conduct certain operations abroad, including any attempts by Congress to prevent proposed sales to certain foreign governments; our ability to attract and retain technical and other key personnel; the occurrence of prolonged work stoppages; the unavailability or inadequacy of our insurance coverage, customer indemnifications or other liability protections to cover all of our significant risks or to pay for material losses we incur; future changes in U.S. tax laws and regulations or interpretations thereof; certain limitations on our ability to use our net operating losses to offset future taxable income; termination of our leases or our inability to renew our leases on acceptable terms; changes in estimates used in accounting for our pension plans, including in respect of the funding status thereof; changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired; adverse consequences from any acquisitions such as operating difficulties, dilution and other harmful consequences or any modification, delay or prevention of any future acquisition or investment activity by the Committee on Foreign Investment in the United States; natural disasters or other significant disruptions; or any conflict of interest that may arise because Leonardo US Holding, LLC, our majority stockholder, or Leonardo S.p.A., our ultimate majority stockholder, may have interests that are different from, or conflict with, those of our other stockholders, including as a result of any ongoing business relationships Leonardo S.p.A. may have with us, and their significant ownership in us may discourage change of control transactions (our amended and restated certificate of incorporation provides that we waive any interest or expectancy in corporate opportunities presented to Leonardo S.p.A); or our obligations to provide certain services to Leonardo S.p.A., which may divert human and financial resources from our business.

You should read this press release completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this filing, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

Other risks, uncertainties and factors, including those discussed in our latest SEC filings under “Risk Factors” of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the investor relations section of our website https://www.leonardodrs.com, could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read the discussion of these factors carefully to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

Consolidated Statements of Earnings (Unaudited)

(Dollars in millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Products	$870	$773	$2,631	$2,443
Services	56	47	195	250
Total revenues	926	820	2,826	2,693
Cost of revenues:
Products	(679)	(600)	(2,044)	(1,928)
Services	(37)	(36)	(134)	(190)
Total cost of revenues	(716)	(636)	(2,178)	(2,118)
Gross profit	210	184	648	575
General and administrative expenses	(98)	(96)	(384)	(357)
Amortization of intangibles	(6)	(3)	(22)	(10)
Other operating (expenses) income, net	(1)	2	(11)	353
Operating earnings	105	87	231	561
Interest expense	(9)	(7)	(36)	(34)
Other, net	(1)	(2)	(3)	(2)
Earnings before taxes	95	78	192	525
Income tax provision	21	13	24	120
Net earnings	$74	$65	$168	$405

Net earnings per share from common stock:
Basic earnings per share	$0.28	$0.28	$0.64	$1.88
Diluted earnings per share	$0.28	$0.28	$0.64	$1.88

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$467	$306
Accounts receivable, net	151	166
Contract assets	908	872
Inventories	329	319
Prepaid expenses	21	20
Other current assets	42	24
Total current assets	1,918	1,707
Noncurrent assets:
Property, plant and equipment, net	402	404
Intangible assets, net	151	172
Goodwill	1,238	1,236
Deferred tax assets	123	66
Other noncurrent assets	89	92
Total noncurrent assets	2,003	1,970
Total assets	$3,921	$3,677
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$57	$29
Accounts payable	398	457
Contract liabilities	335	233
Other current liabilities	288	323
Total current liabilities	1,078	1,042
Noncurrent liabilities:
Long-term debt	349	365
Pension and other postretirement benefit plan liabilities	36	45
Deferred tax liabilities	4	—
Other noncurrent liabilities	129	98
Total noncurrent liabilities	$518	$508
Shareholders' equity:
Preferred stock, $0.01 par value: 10,000,000 shares authorized; none issued	$—	$—
Common stock, $0.01 par value: 350,000,000 shares authorized; 262,525,390 and 260,234,033 shares issued and outstanding as of December 31, 2023 and 2022, respectively	3	3
Additional paid-in capital	5,175	5,147
Accumulated deficit	(2,806)	(2,974)
Accumulated other comprehensive loss	(47)	(49)
Total shareholders' equity	2,325	2,127
Total liabilities and shareholders' equity	$3,921	$3,677

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)	Year Ended
	December 31,
	2023	2022
Operating activities
Net earnings	$168	$405
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	85	65
Deferred income taxes	(52)	(6)
Gain from sale of business	—	(354)
Share-based compensation expense	17	5
Other	1	—
Changes in assets and liabilities:
Accounts receivable	15	(1)
Contract assets	(36)	(134)
Inventories	(10)	(33)
Prepaid expenses	(1)	(1)
Other current assets	(18)	3
Other noncurrent assets	19	24
Defined benefit obligations	(8)	(4)
Other current liabilities	(26)	14
Other noncurrent liabilities	8	(8)
Accounts payable	(59)	(14)
Contract liabilities	102	72
Net cash provided by operating activities	205	33
Investing activities
Capital expenditures	(60)	(65)
Business acquisitions, net of cash acquired	—	19
Proceeds from sales of assets	1	—
Proceeds from sales of businesses	—	482
Net cash (used in) provided by investing activities	(59)	436
Financing activities
Net increase (decrease) in third party borrowings (maturities of 90 days or less)	20	(8)
Repayment of third party debt	(727)	—
Borrowings of third party debt	715	223
Repayment of related party debt	—	(992)
Borrowings from related parties	—	775
Dividend to US Holding	—	(396)
Dividend from investment	—	3
Proceeds from stock issuance	12	—
Cash outlay to reacquire equity instruments	(1)	—
Other	(4)	(8)
Net cash provided by (used in) financing activities	15	(403)
Effect of exchange rate changes on cash and cash equivalents	—	—
Net increase in cash and cash equivalents	161	66
Cash and cash equivalents at beginning of year	306	240
Cash and cash equivalents at end of year	$467	$306

Non-GAAP Financial Measures (Unaudited)
In addition to the results reported in accordance with U.S. GAAP included throughout this document, the company has provided information regarding “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Earnings,” “Adjusted Diluted Earnings Per Share” and “Free Cash Flow” (each, a non-GAAP financial measure).

We believe the non-GAAP financial measures presented in this document will help investors understand our financial condition and operating results and assess our future prospects. We believe these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with our GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.

We recognize that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with U.S. GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.

We define these non-GAAP financial measures as:

Adjusted EBITDA and Adjusted EBITDA Margin are defined as net earnings before income taxes, interest expense, amortization of acquired intangible assets, depreciation, deal-related transaction costs, restructuring costs and other one-time non-operational events (which include non-service pension expense, legal liability accrual reversals and foreign exchange impacts) and gain on sale of dispositions, then in the case of adjusted EBITDA margin dividing adjusted EBITDA by revenues.

(Dollars in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net earnings	$74	$65	$168	$405
Income tax provision	21	13	24	120
Interest expense	9	7	36	34
Amortization of intangibles	6	3	22	10
Depreciation	16	14	63	55
Deal-related transaction costs	3	17	7	43
Restructuring costs	1	3	11	3
Other one-time non-operational events	1	2	(7)	2
Gain on sale of dispositions	—	(4)	—	(354)
Adjusted EBITDA	$131	$120	$324	$318
Adjusted EBITDA Margin	14.1%	14.7%	11.5%	11.8%

Adjusted Net Earnings and Adjusted Diluted EPS are defined as net earnings excluding amortization of acquired intangible assets, deal-related transaction costs, restructuring costs, other one-time non-operational events (which include non-service pension expense, legal liability accrual reversals and foreign exchange impacts), gain on sale of dispositions (net of taxes) and the related tax impact from net earnings, then in the case of adjusted diluted EPS dividing adjusted net earnings by the diluted weighted average shares outstanding.

(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net earnings	$74	$65	$168	$405
Amortization of intangibles	6	3	22	10
Deal-related transaction costs	3	17	7	43
Restructuring costs	1	3	11	3
Other one-time non-operational events	1	2	(7)	2
Gain on sale of dispositions, net of taxes	—	(5)	—	(275)
Tax effect of adjustments (1)	(2)	(4)	(7)	(9)
Adjusted Net Earnings	$83	$81	$194	$179

Per share information
Diluted weighted average common shares	265.700	229.045	264.175	215.133

Diluted earnings per share	$0.28	$0.28	$0.64	$1.88
Adjusted Diluted EPS	$0.31	$0.35	$0.73	$0.83
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

Free Cash Flow is defined as the sum of the cash flows provided by (used in) operating activities, transaction-related expenditures (net of tax), tax payments on disposals, capital expenditures, proceeds from sale of assets and dividends from investments.

(Dollars in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$515	$279	$205	$33
Transaction-related expenditures, net of tax	(4)	6	13	25
Tax payments on disposals	—	78	—	78
Capital expenditures	(18)	(30)	(60)	(65)
Proceeds from sales of assets	1	—	1	—
Dividends from investments	—	3	—	3
Free Cash Flow	$494	$336	$159	$74